Exhibit (j) (vi)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SA Funds – Investment Trust of our report dated August 27, 2019, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR of SA U.S. Fixed Income Fund, SA Global Fixed Income Fund, SA U.S. Core Market Fund, SA U.S. Value Fund, SA U.S. Small Company Fund, SA International Value Fund, SA International Small Company Fund, SA Emerging Markets Value Fund, SA Real Estate Securities Fund and SA Worldwide Moderate Growth Fund for the year ended June 30, 2019. We also consent to the references to us under the heading “Financial Highlights” in such Registration Statement.

San Francisco, California

October 28, 2022